Exhibit 4.3

NUVEL INC.

SECURED PROMISSORY NOTE

$ 390,000.00	Dated: December 30, 2011
(Original Principal Amount)	(“Issuance Date”)

           FOR VALUE RECEIVED, Nuvel Inc., a company organized under the laws of Delaware (the “Company” or the “Maker”), hereby promises to pay to Paragon Capital Offshore LP (the “Payee”), or its registered assigns, the principal amount of Three Hundred Ninety Thousand Dollars ($390,000.00). This Secured Note (the "Secured Note") replaces and supersedes the Promissory Note between Company and Paragon Capital Offshore LP, in the principal amount of One Hundred Thousand Dollars ($100,000) dated December 19, 2011.

           Certain capitalized terms are defined in Section 9 hereof.

           1.           Interest.  Interest shall accrue at a rate equal to 8% per annum (the “Interest Rate”) beginning on the Issuance Date on the unpaid principal amount of this Secured Note until the first closing of the Qualified Financing if the note is not paid off in full at that time the interest shall accrue at a rate equal to 15% per annum, and shall be payable in cash on the Maturity Date (as defined below); provided, that so long as any Event of Default has occurred and is continuing, interest shall be deemed to accrue, to the extent permitted by law, at the lesser of 15% per annum or the maximum amount permitted by applicable law, retroactive to the Issuance Date on the unpaid principal amount of this Secured Note outstanding from time to time through the date on which such Event of Default ceases to exist.  Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year.

           2.           Maturity Date. The entire principal amount of this Secured Note and all accrued but unpaid interest thereon shall be due and payable in full in cash in immediately available funds on December 31, 2012 (the “Maturity Date”).   Any overdue principal and overdue interest together with any interest thereon, shall be due and payable upon demand.   For purposes of this Secured Note, “Business Day” shall mean a day during which banks are open for business in New York, New York. As used herein, "Qualified Financing" shall mean the sale for cash by the Company or any company with which it completes a reverse merger or any business combination of debt or equity securities generating aggregate gross proceeds of at least $1,500,000 (including for such purpose debt canceled through conversion of principal and interest with respect to promissory notes of the Company but deducting any repayment in cash of principal and interest with respect to such promissory notes or this Secured Note).

            4.           Prepayment.  Except as otherwise set forth herein, the Company may prepay the Secured Note in whole or part without the prior written consent of the Subscriber.

            5.       Security; Seniority. The obligations under this Secured Note will be secured by a lien and security interest in all assets of the Company pursuant to a Security Agreement of even date herewith to be entered into between the Company and the Payee.  The Company will use its best efforts to ensure that the other secured lenders to the Company agree, no later than January 15, 2012, that their security interest will be pari passu with those under this Secured Note ("Pari Passu Approval").

            6.       Method of Payments.

                      (i)           Payment.  So long as the Payee or any of its nominees shall be the holder of any Secured Note, and notwithstanding anything contained elsewhere in this Secured Note to the contrary, the Company will pay all sums for principal, interest, or otherwise becoming due on this Secured Note held by the Payee or such nominee not later than 4:00 p.m. New York time, on the date such payment is due, in immediately available funds, in accordance with the payment instructions that the Payee may designate in writing, without the presentation or surrender of such Secured Note or the making of any notation thereon. Any payment made after 4:00 p.m. New York time, on a Business Day will be deemed made on the next following Business Day. If the due date of any payment in respect of this Secured Note would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension. All amounts payable under this Secured Note shall be paid free and clear of, and without reduction by reason of, any deduction, set-off or counterclaim. The Company will afford the benefits of this Section to the Payee and to each other Person holding this Secured Note.

                      (ii)           Transfer and Exchange. Upon surrender of this Secured Note for registration of transfer or for exchange to the Company at its principal office, the Company at its sole expense will execute and deliver in exchange therefor a new Secured Note as requested by the holder or transferee, which aggregate principal amount is equal the unpaid principal amount of such Secured Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on the Secured Note, and otherwise of like tenor; The issuance of new Secured Note(s) shall be made without charge to the holder(s) of the surrendered Secured Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such issuance, provided that each transferring holder of a Secured Note shall pay any transfer taxes associated therewith. The Company shall be entitled to regard the registered holder of this Secured Note as the holder of the Secured Note so registered for all purposes until the Company or its agent, as applicable, is required to record a transfer of this Secured Note on its register.

                      (iii)           Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Secured Note and, in the case of any such loss, theft or destruction of this Secured Note, upon receipt of an indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon the surrender and cancellation of the Secured Note, the Company, at its expense, will execute and deliver, in lieu thereof, a new Secured Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Secured Note.

           7.        Covenants of the Company. The Company covenants and agrees as follows:

                      (i)           Consolidation, Merger and Sale. The Company will not (a) consolidate or merge with or into (or permit any subsidiary to consolidate or merge with or into) any other person other than a subsidiary, or (b) sell or otherwise dispose of (or permit any subsidiary to sell or otherwise dispose of) a material portion of its property or assets in one or more transactions to, any other person or entity or enter into (or permit any subsidiary to enter into) an agreement with respect to any of the foregoing.

                      (ii)           Restricted Payments. The Company will not: (a) declare or pay any dividends on, or make any other distribution or payment on account of, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any equity interests of any class of the Company or any subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, property or in obligations of the Company or any of its subsidiaries, (b) other than in respect to accounts payable in the ordinary course of business, make any payments of principal of or interest on, or retire, redeem, purchase or otherwise acquire any indebtedness other than this Secured Note or any existing notes of the Company or any of its subsidiaries as of the date hereof, or (c) enter into a loan agreement of any kind without receiving the prior written consent of the holder of this Secured Note.

                      (iii)           Notice of Qualified Financing.  At least 30 days prior to the closing of any Qualified Financing, the Company shall provide Payee with written notice of such projected closing date and will promptly notify Payee of any adjournments thereof.

           8.        Events of Default. If any of the following events takes place before the repayment in full of this Secured Note which have not been cured within ten (10) business days (each, an “Event of Default”), the holder of this Secured Note, at its option, may declare all principal and accrued and unpaid interest thereon and all other amounts payable under this Secured Note immediately due and payable; provided, however, that this Secured Note shall automatically become due and payable without any declaration in the case of an Event of Default specified in clause (iii) or (v), below:

(i)      Company fails to make payment of any amount when due under this Secured Note;

(ii)     Company fails to obtain the Pari Passu Approval on or before January 15, 2012;

(ii)     A receiver, liquidator or trustee of Company or any substantial part of Company’s assets or properties is appointed by a court order;

(iii)    Company is adjudicated bankrupt or insolvent;

(iv)          Any of Company’s property is sequestered by or in consequence of a court  order and such order remains in effect for more than 30 days;

(v)           Company files a petition in voluntary bankruptcy or requests reorganization  under any provision of any bankruptcy, reorganization or insolvency law or consents to the filing of any petition against it under such law which is not dismissed after 60 days;

(vi)          Any petition against Company is filed under bankruptcy, receivership or insolvency law which is not dismissed after 60 days;

(vii)         Company makes a formal or informal general assignment for the benefit of its creditors, or admits in writing its inability to pay debts generally when they become due, or consents to the appointment of a receiver or liquidator of Company or of all or any part of its property;

(viii)        An attachment or execution is levied against any substantial part of Company’s assets that is not released within 30 days;

(ix)           Company dissolves, liquidates or ceases business activity, or transfers any major portion of its assets other than in the ordinary course of business;

(x)            Company breaches any covenant or agreement on its part contained in this Secured Note.; or

(xi)           Any material inaccuracy or untruthfulness of any representation or warranty of the Company set forth in this Secured Note.

9.              Definitions.

“Business Day”  means  a day  (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their activities.

“Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity.

“Secured Noteholder” with respect to this Secured Note, means at any time each Person then the record owner hereof.

10.           Expenses of Enforcement, etc. The Company agrees to pay all reasonable fees and expenses incurred by the Payee in connection with any amendments, modifications, waivers, extensions, renewals, renegotiations or “workouts” of the provisions hereof or incurred by the Payee in connection with the enforcement or protection of its rights in connection with this Secured Note, or in connection with any pending or threatened action, proceeding, or investigation relating to the foregoing, including but not limited to the reasonable fees and disbursements of counsel for the Payee. The Company indemnifies the Payee and its directors, managers, affiliates, partners, members, officers, employees and agents against, and agrees to hold the Payee and each such person and/or entity harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against the Payee or any such person and/or entity arising out of, in any way connected with, or as a result of (i) the consummation of the loan evidenced by this Secured Note and the use of the proceeds thereof or (ii) any claim, litigation, investigation or proceedings relating to any of the foregoing, whether or not the Payee or any such person and/or entity is a party thereto other than any loss, claim, damage, liability or related expense incurred or asserted against the payee or any such person on account of the payee’s or such person’s gross negligence or willful misconduct. Notwithstanding the foregoing, with respect to the indemnification obligations of the Company hereunder, (i) the Company’s aggregate liability under this Secured Note to the Payee shall not exceed the aggregate principal amount of the Secured Note and all accrued and unpaid interest thereon and (ii) indemnified liabilities shall not include any liability of any indemnitee arising out of such indemnitee’s gross negligence. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

11.           Amendment and Waiver. The provisions of this Secured Note may not be modified, amended or waived, and the Company may not take any action herein prohibited, or omit to perform any act herein required to be performed by it, without the written consent of the holder of this Secured Note; provided, however, that any amendment to this Secured Note which (i) changes the Interest Rate in Section 1 hereof, (ii) changes the Maturity Date in Section 2 hereof or (iii) adversely affects the Payee’s ability to convert or to refrain from converting this Secured Note in its sole discretion pursuant to Section 3 hereof, must be approved in writing by the Payee.

12.           Remedies Cumulative. No remedy herein conferred upon the Payee is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

13.           Remedies Not Waived. No course of dealing between the Company and the Payee or any delay on the part of the Payee in exercising any rights hereunder shall operate as a waiver of any right of the Payee.

14.           Assignments. The Payee may assign, participate, transfer or otherwise convey this Secured Note and any of its rights or obligations hereunder or interest herein, in whole or part,  to any other Person and this Secured Note shall inure to the benefit of the Payee’s successors and assigns. The Company shall not assign or delegate this Secured Note or any of its liabilities or obligations hereunder.

15.           Headings. The headings of the sections and paragraphs of this Secured Note are inserted for convenience only and do not constitute a part of this Secured Note.

16.           Severability. If any provision of this Secured Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Secured Note will remain in full force and effect. Any provision of this Secured Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held  invalid or unenforceable.

17.           Cancellation. After all principal, premiums (if any) and accrued interest at any time owed on this Secured Note have been paid in full, or this Secured Note has been converted this Secured Note will be surrendered to the Company for cancellation and will not be reissued.

18.           Maximum Legal Rate. If at any time an interest rate applicable hereunder exceeds the maximum rate permitted by law, such rate shall be reduced to the maximum rate so permitted by law.

19.           Place of Payment and Notices. Unless otherwise stated herein, payments of principal and interest are to be delivered to the Secured Noteholder of this Secured Note at the address provided by the Payee in the Note Subscription Agreement, or at such other address as such Secured Noteholder has specified by prior written notice to the Company. No notice shall be deemed to have been delivered until the first Business Day following actual receipt thereof at the foregoing address.

20.           Waiver of Jury Trial. The Payee and the Company each hereby waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Secured Note and/or the transactions contemplated hereunder.

21.           Submission to Jurisdiction.

(i)           Any legal action or proceeding with respect to this Secured Note may be brought in the courts of the State of New York or of the United States of America sitting in New York County, and, by execution and delivery of this Secured Note, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

(ii)           The Company hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(iii)           Nothing herein shall affect the right of the Payee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

22.       GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS SECURED NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has executed and delivered this Secured Promissory Note on the date first written above.

Company:

NUVEL INC.

By:       /s/ Jay Elliot_________________________
Name:        Jay Elliot
Title:          CEO